EXHIBIT 99.2

SCHMITT INDUSTRIES ANNOUNCES CFO RESIGNATION

PORTLAND, OR, December 18, 2019 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) announced today that Regina Walker has tendered her resignation as Chief Financial Officer of the Company, effective January 15, 2020. Ms. Walker is leaving Schmitt to pursue an executive position at a private, Washington based company.

Michael Zapata, Schmitt’s CEO and Chairman, commented, “We wish Gina all the best for her family and this new career opportunity. During her short tenure she has played a vital role in the SBS transition and in her contributions on strengthening Schmitt’s finance department. We are grateful for Gina’s commitment to enable a smooth transition and closing out this quarter’s financials.”

Ms. Walker commented, “I’d like to thank the Board for their support as Schmitt’s CFO. I’m proud of the work we have done in this short time and am confident Mike and his team will continue to realize the value and potential for Schmitt’s customers, employees and shareholders. I have accepted another position that is best for my family and wish the Schmitt team the best.”

The Company has begun a search for a new Chief Financial Officer and will announce Ms. Walker’s replacement as soon as one has been hired.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

Contact:

Schmitt Industries, Inc.

Michael R. Zapata

Chief Executive Officer

(503) 227-7908